Exhibit 10.10

FAIRFIELD COUNTY BANK, MHC

SUPPLEMENTAL EXECUTIVE RETIREMENT AGREEMENT

THIS AGREEMENT is made this 1st day of July, 2009, by and between Fairfield County Bank, MHC (the “Bank”), and DANIEL BERTA (the “Executive”), If Executive had a prior supplemental executive retirement agreement with the Bank, this Agreement shall constitute an amendment and restatement of that prior agreement.

INTRODUCTION

To encourage the Executive to remain an employee of the Bank, the Bank is willing to provide supplemental retirement benefits to the Executive. The Bank will pay the benefits from its general assets.

AGREEMENT

The Executive and the Bank agree as follows:

Article 1

Definitions

1.1 Definitions. Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

1.1.1 “Benefit Percentage” means 60%.

1.1.2 “Change in Control” means any of the following if the event occurs after the date first above-written:

(a)	There occurs a “change in control” of the Bank, as defined or determined either by the Bank’s primary barking regulator or under regulations promulgated by it.

(b)	As a result of, or in connection with, any merger or other business combination, sale of assets or contested election, the persons who were Directors of the Bank before such transaction or event cease to constitute a majority of the Board of Directors of the Bank or any successor to the Bank.

(c)	The Bank transfers substantially all of its assets to another corporation or entity which is not an affiliate of the Bank.

(d)	The Bank is merged or consolidated with another corporation or entity and, as a result of such merger or consolidation, less than 60% of the equity interest in the surviving or resulting corporation is owned by the former shareholders or depositors of the Bank.

A Change in Control shall not occur solely as a result of a conversion of the Bank from the mutual to the stock form of organization or a reorganization of the Bank into the mutual holding company form of ownership.

1.1.3 “Code” means the Internal Revenue Code of 1986, as amended and the regulations or any other authoritative guidance issued thereunder.

1.1.4 “Disability” means, if the Executive is covered by a Bank-sponsored disability policy, total disability as defined in such policy without regard to any waiting period. If the Executive is not covered by such policy, then Disability means the Executive suffering a sickness, accident or injury which, in the judgment of a physician satisfactory to the Bank, prevents the Executive from performing substantially all of the Executive’s normal duties. Notwithstanding the preceding, no distribution shall be made to Executive due to Disability unless and until the Executive incurs a Separation from Service under Code Section 409A.

1.1.5 “Early Retirement Date” means the Executive’s attaining age 60 at a time when the Executive is employed by the Bank.

1.1.6 “Final Pay” means the total base pay payable to the Executive for the calendar year preceding the year of reference plus a presumed 50% of base pay incentive compensation payment (regardless of the actual incentive compensation payment for the calendar year preceding the year of reference). Final Pay shall not be reduced for any salary reduction contributions: (i) to cash or deferred arrangements under Section 401(k) of the Code; (ii) to a cafeteria plan under Section 125 of the Code; or (iii) to a deferred compensation plan that is not qualified under Section 401(a) of the Code.

1.1.7 “Normal Retirement Age” means the Executive attaining age 65 at a time when the Executive is employed by the Bank.

1.1.8 “Normal Retirement Date” means the Executive attaining the Normal Retirement age 65 at a time when the Executive is employed by the Bank.

1.1.9 “Termination of Employment” means the Executive’s ceasing to be actively employed by the Bank for any reason whatsoever, voluntary or involuntary, other than by reason of an approved leave of absence. Notwithstanding the preceding, a Termination of Employment shall not include any event that does not qualify as a “Separation from Service” under Code section 409A, treating as a Separation from Service an anticipated permanent reduction in the level of bona fide services to twenty percent (20%) or less of the average level of bona fide services performed over the immediately preceding thirty-six (36) month period (or the full period during which the Executive performed services for the Employer, if that is less than thirty-six (36) months).

1.1.10 “Plan Year” means a twelve month period, commencing on January 1 and ending on December 31 of each year.

1.1.11 “Years of Service” means the total number of calendar years (including partial years) during which the Executive is employed on a full-time basis by the Bank (including any predecessor employer or Bank affiliate), inclusive of any approved leaves of absence.

Article 2

Lifetime Benefits

2.1 Normal Retirement Benefit. If the Executive obtains the Normal Retirement Date and experiences a Termination of Employment on or after Normal Retirement Date for reasons other than death or Disability, the Bank shall pay to the Executive the benefit described in this Section 2.1.

2.1.1 Amount of Benefit. The annual benefit under this Section 2.1 is the Executive’s Final Pay multiplied by the Benefit Percentage.

2.1.2 Payment of Benefit. The Bank shall pay the annual benefit to the Executive on the first day of the month following the Executive’s Termination of Employment on or after the Normal Retirement Date and continuing each year on or about the anniversary thereof until the later of the date of the Executive’s death or the date of the 15th annual payment. The annual benefit will be actuarially increased to reflect the later payment commencement date if the benefit is payable after Normal Retirement Date using the actuarial factors indicated on Schedule A.

2.2 Early Retirement Benefit. If the Executive obtains the Early Retirement Date and, before the Normal Retirement Age, experiences a Termination of Employment for reasons other than death or Disability, the Bank shall pay to the Executive the benefit described in this Section 2.2.

2.2.1 Amount of Benefit. The benefit under this Section 2.2 is the benefit calculated under Section 2.1.1 as if the date of the Early Retirement Date was the Normal Retirement Date calculated consistently with the method used on Schedule A (utilizing the Executive’s Termination of Employment date as the date of reference to calculate Final Pay) multiplied by a fraction. The numerator of the fraction is the Executive’s actual Years of Service and the denominator is the Executive’s Years of Service determined as if the Executive continued employment to the Normal Retirement Date.

2.2.2 Payment of Benefit. The Bank shall pay the annual benefit described in Section 2.2.1 to the Executive on the first day of the month commencing with the month following the Executive’s Termination of Employment after his Early Retirement Date and continuing each year on or about the anniversary thereof until the later of the date of the Executive’s death or the date of the 15th annual payment.

2.3 Disability Benefit. If the Executive becomes disabled prior to the Normal Retirement Age, the Bank shall pay to the Executive the benefit described in this Section 2.3 in lieu of any other benefit under this Agreement.

2.3.1 Amount of Benefit. The benefit under this Section 2.3 is the Normal Retirement Benefit calculated under Section 2.1.1 as if the date of Executive’s Disability was the Executive’s Normal Retirement Age calculated consistently with the method used on Schedule A (utilizing the Executive’s date of Disability as the date of reference to calculate Final Pay). For any period during which the Executive is receiving long-term disability benefits under any plan maintained by the Bank, any benefits received under any such plan shall reduce, dollar for dollar, benefits payable under this Section 2.3.

2.3.2 Payment of Benefit. The Bank shall pay the annual benefit to the Executive on the first day of the month commencing with the month following the Executive’s Termination of Employment due to Disability and continuing each year on or about the anniversary thereof until the later of the date of the Executive’s death or the date of the 15th annual payment.

2.4 Change in Control Benefit. Upon an Executive’s Termination of Employment following a Change in Control, the Bank shall pay to the Executive the benefit described in this Section in lieu of any other benefit under this Agreement.

2.4.1 Amount of Benefit. The benefit under this Section 2.4 is the benefit calculated under Section 2.1.1 as if the date of the Termination of Employment date was the Normal Retirement Date calculated consistently with the method used on Schedule A (utilizing the Executive’s Termination of Employment date as the date of reference to calculate Final Pay).

2.4.2 Payment of Benefit. The Bank shall pay the annual benefit amount to the Executive on the first day of the month commencing with the month following the Termination of Employment and continuing each year on or about the anniversary thereof until the later date of the Executive’s death or the date of the 15th annual payment.

2.5 Involuntary Termination Benefit. If the Executive experiences an involuntary Termination of Employment by the Bank without cause (as defined in Article 5), the Bank shall pay to the Executive the benefit described in this Section 2.5.

2.5.1 Amount of Benefit. The benefit under this Section 2.5 is the Normal Retirement Benefit calculated under Section 2.1.1 as if the date of Executive’s Termination of Employment was the Executive’s Normal Retirement Age calculated consistently with the method used on Schedule A (utilizing the Termination of Employment date as the date of reference to calculate Final Pay) multiplied by a fraction. The numerator of the fraction is the Executive’s actual Years of Service and the denominator is the Executive’s Years of Service determined as if the Executive continued employment to the Normal Retirement Date.

2.5.2 Payment of Benefit. The Bank shall pay the annual benefit described in Section 2.5.1 to the Executive on the first day of the month commencing with the month following the Executive’s attainment of age 62 and continuing each year on or about the anniversary thereof until the date of the 15th annual payment.

Article 3

Death Benefits

3.1 Death During Active Service. If the Executive dies while in the active service of the Bank, the Bank shall pay to the Executive’s beneficiary the benefit described in this Section 3.1.

3.1.1 Amount of Benefit. The annual benefit under Section 3.1 is the lifetime benefit that would have been paid to the Executive under Section 2.1 calculated as if the date of the Executive’s death were the Normal Retirement Date (utilizing the Executive’s date of death as the date of reference to calculate Final Pay).

3.1.2 Payment of Benefit. The Bank shall pay the benefit to the Beneficiary on the first day of the month following the Executive’s date of death and continuing each year on or about the anniversary thereof for 15 years in the aggregate.

3.2 Death Following Termination of Employment. If the Executive dies following a Termination of Employment entitling him or her to benefits under the Plan but before benefits begin, the Bank shall pay to the Executive’s beneficiary the benefit described in this Section 3.2.

3.2.1 Amount of Benefit. The annual benefit under Section 3.2 is the lifetime benefit that would have been paid to the Executive had he or she lived.

3.2.2 Payment of Benefit. The Bank shall pay the benefit to the Beneficiary on the first day of the month following the Executive’s date of death and continuing each year on or about the anniversary thereof for 15 years in the aggregate.

3.3 Death During Benefit Period. If the Executive dies after benefit payments have commenced under this Agreement but before the date of the 15th annual payment, the Bank shall pay the remaining benefits to the Executive’s beneficiary at the same time they would have been paid to the Executive had the Executive survived until the date of the 15th annual payment.

Article 4

Beneficiaries

4.1 Beneficiary Designations. The Executive shall designate a beneficiary by filing a written designation with the Bank. The Executive may revoke or modify the designation at any time by filing a new designation. However, designations will only be effective if signed by the Executive and accepted by the Bank during the Executive’s lifetime. The Executive’s beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases the Executive, or if the Executive names a spouse as beneficiary and the marriage is subsequently dissolved. If the Executive dies without a valid beneficiary designation, all payments shall be made to the Executive’s estate.

4.2 Facility of Payment. If a benefit is payable to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of his or her property, the Bank may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Bank may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Bank from all liability with respect to such benefit.

Article 5

General Limitations

Notwithstanding any provision of this Agreement to the contrary, the Bank shall not pay any benefit under this Agreement:

5.1 Termination for Cause. If the Bank terminates the Executive’s employment for:

5.1.1 Gross negligence in connection with performance of duties (except in the case of any benefit payable hereunder following a Change in Control);

5.1.2 Commission of a felony or of a gross misdemeanor involving moral turpitude (except in the case of any benefit payable hereunder following a Change in Control);

5.1.3 Fraud, disloyalty, dishonesty or willful violation of any law or significant violation of Bank policy committed in connection with the Executive’s employment (except in the case of any benefit payable hereunder following a Change in Control); or

5.1.4 Suicide or Misstatement. No benefits shall be payable if the Executive commits an act that makes life insurance benefits unavailable under any life insurance policy maintained by the Bank.

5.1.5 Termination by Executive: If the Executive ceases employment prior to the Early Retirement Date, other than death or Disability (except in the case of any benefit payable hereunder following a Change in Control or involuntary Termination without cause), no benefit shall be payable hereunder.

Article 6

Claims and Review Procedures

6.1 Claims Procedure. This Section 6.1 is based on final regulations issued by the Department of Labor and published in the Federal Register on November 21, 2000 and codified at 29 C.F.R. section 2560.503-1. If any provision of this Section 6.1 conflicts with the requirements of those regulations, the requirements of those regulations will prevail.

For purposes of this Section, references to Disability benefit claims are intended to describe claims made by the Executive for Disability benefits pursuant to Section 2.3.

(a) Initial Claim. The Executive, a beneficiary or an entity that believes he or she is entitled to any benefit (a “Claimant”) under this Agreement may file a claim with the Bank. The Bank will review the claim itself or appoint another individual or entity to review the claim.

(i) Benefit Claims that do not Require a Determination of Disability. If the claim is for a benefit other than a Disability benefit, the Claimant will be notified within ninety (90) days after the claim is filed whether the claim is allowed or denied, unless the Claimant receives written notice from the Bank or appointee of the Bank before the end of the ninety (90) day period stating that special circumstances require an extension of the time for decision, such extension not to extend beyond the day which is one hundred eighty (180) days after the day the claim is filed.

(ii) Disability Benefit Claims. In the case of a benefits claim that requires a determination by the Bank of an Executive’s Disability status, the Bank will notify the Claimant of the Bank’s adverse benefit determination within a reasonable period of time, but not later than forty-five (45) days after receipt of the claim. If, due to matters beyond the control of the Bank, the Bank needs additional time to process a claim, the Claimant will be notified, within forty-five (45) days after the Bank receives the claim, of those circumstances and of when the Bank expects to make its decision but not beyond seventy-five (75) days. If, prior to the end of the extension period, due to matters beyond the control of the Bank, a decision cannot be rendered within that extension period, the period for making the determination may be extended for up to one hundred five (105) days, provided that the Bank notifies the Claimant of the circumstances requiring the extension and the date as of which the Bank expects to render a decision. The extension notice will specifically explain the standards on which entitlement to a Disability benefit is based, the unresolved issues that prevent a decision on the claim and the additional information needed from the Claimant to resolve those issues, and the Claimant will be afforded at least forty-five (45) days within which to provide the specified information.

(iii) Manner and Content of Denial of Initial Claims. If the Bank denies a claim, it must provide to the Claimant, in writing or by electronic communication:

(A) The specific reasons for the denial;

(B) A reference to the Agreement provision or insurance contract provision upon which the denial is based;

(C) A description of any additional information or material that the Claimant must provide in order to perfect the claim;

(D) An explanation of why such additional material or information is necessary;

(E) Notice that the Claimant has a right to request a review of the claim denial and information on the steps to be taken if the Claimant wishes to request a review of the claim denial; and

(F) A statement of the Executive’s right to bring a civil action under Section 502(a) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) following a denial on review of the initial denial.

In addition, in the case of a denial of Disability benefits on the basis of the Bank’s independent determination of the Executive’s Disability status, the Bank will provide a copy of any rule, guideline, protocol, or other similar criterion relied upon in making the adverse determination (or a statement that the same will be provided upon request by the Claimant and without charge).

(b) Review Procedures.

(i) Benefit Claims that do not Require a Determination of Disability. Except for claims requiring an independent determination of an Executive’s Disability status, a request for review of a denied claim must be made in writing to the Bank within sixty (60) days after receiving notice of denial. The decision upon review will be made within sixty (60) days after the Bank’s receipt of a request for review, unless special circumstances require an extension of time for processing, in which case a decision will be rendered not later than one hundred twenty (120) days after receipt of a request for review. A notice of such an extension must be provided to the Claimant within the initial sixty (60) day period and must explain the special circumstances and provide an expected date of decision.

The reviewer will afford the Claimant an opportunity to review and receive, without charge, all relevant documents, information and records and to submit issues and comments in writing to the Bank. The reviewer will take into account all comments, documents, records and other information submitted by the Claimant relating to the claim regardless of whether the information was submitted or considered in the initial benefit determination.

(ii) Disability Benefit Claims. In addition to having the right to review documents and submit comments as described in (i) above, a Claimant whose claim for Disability benefits requires an independent determination by the Bank of the Executive’s Disability status has at least one hundred eighty (180) days following receipt of a notification of an adverse benefit determination within which to request a review of the initial determination. In such cases, the review will meet the following requirements:

(A) The Bank will provide a review that does not afford deference to the initial adverse benefit determination and that is conducted by an appropriate named fiduciary who did not make the initial determination that is the subject of the appeal, nor is a subordinate of the individual who made the determination.

(B) The appropriate named fiduciary of the Agreement will consult with a health care professional who has appropriate training and experience in the field of medicine involved in the medical judgment before making a decision on review of any adverse initial determination based in whole or in part on a medical judgment. The professional engaged for purposes of a consultation in the preceding sentence will not be an individual who was consulted in connection with the initial determination that is the subject of the appeal or the subordinate of any such individual.

(C) The Bank will identify to the Claimant the medical or vocational experts whose advice was obtained on behalf of the Bank in connection with the review, without regard to whether the advice was relied upon in making the benefit review determination.

(D) The decision on review will be made within forty-five (45) days after the Bank’s receipt of a request for review, unless special circumstances require an extension of time for processing, in which case a decision will be rendered not later than ninety (90) days after receipt of a request for review. A notice of such an extension must be provided to the Claimant within the initial forty-five (45) day period and must explain the special circumstances and provide an expected date of decision.

(iii) Manner and Content of Notice of Decision on Review. Upon completion of its review of an adverse initial claim determination, the Bank will give the Claimant, in writing or by electronic notification, a notice containing:

(A) its decision;

(B) the specific reasons for the decision;

(C) the relevant Agreement provisions or insurance contract provisions on which its decision is based;

(D) a statement that the Claimant is entitled to receive, upon request and without charge, reasonable access to, and copies of, all documents, records and other information in the Agreement’s files which is relevant to the Claimant’s claim for benefits;

(E) a statement describing the Claimant’s right to bring an action for judicial review under ERISA Section 502(a); and

(F) if an internal rule, guideline, protocol or other similar criterion was relied upon in making the adverse determination on review, a statement that a copy of the rule, guideline, protocol or other similar criterion will be provided without charge to the Claimant upon request.

(c) Calculation of Time Periods. For purposes of the time periods specified in this Section, the period of time during which a benefit determination is required to be made begins at the time a claim is filed in accordance with this Agreement’s procedures without regard to whether all the information necessary to make a decision accompanies the claim. If a period of time is extended due to a Claimant’s failure to submit all information necessary, the period for making the determination will be tolled from the date the notification is sent to the Claimant until the date the Claimant responds.

(d) Failure of Bank to Follow Procedures. If the Bank fails to follow the claims procedures required by this Section, a Claimant will be deemed to have exhausted the administrative remedies available under the Agreement and will be entitled to pursue any available remedy under ERISA section 502(a) on the basis that the Bank (on behalf of the Agreement) has failed to provide a reasonable claims procedure that would yield a decision on the merits of the claim.

(e) Failure of Claimant to Follow Procedures. A Claimant’s compliance with the foregoing provisions of this Section is a mandatory prerequisite to the Claimant’s right to commence any legal action with respect to any claim for benefits under this Agreement.

Article 7

Amendments and Termination

This Agreement may be amended or terminated only by a written agreement signed by the Bank and the Executive.

Article 8

Miscellaneous

8.1 Binding Effect. This Agreement shall bind the Executive and the Bank, and their beneficiaries, survivors, executors, administrators and transferees, successor or assigns.

8.2 No Guarantee of Employment. This Agreement is not an employment policy or contract. It does not give the Executive the right to remain an employee of the Bank, nor does it interfere with the Bank’s right to discharge the Executive. It also does not require the Executive to remain an employee nor interfere with the Executive’s right to terminate employment at any time.

8.3 Non-Transferability. Benefits under this Agreement cannot be sold, transferred, assigned, pledged, attached or encumbered in any manner.

8.4 Tax Withholding. The Bank shall withhold any taxes that are required to be withheld from the benefits provided under this Agreement.

8.5 Applicable Law. The Agreement and all rights hereunder shall be governed by the laws of the State of Connecticut, except to the extent preempted by the laws of the United States of America.

8.6 Unfunded Arrangement. The Executive and beneficiary are general unsecured creditors of the Bank for the payment of benefits under this Agreement. The benefits represent the mere promise by the Bank to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Executive’s life is a general asset of the Bank to which the Executive and beneficiary have no preferred or secured claim.

8.7 Reorganization. The Bank shall not merge or consolidate into or with another Bank, or reorganize, convert to a stock bank, or sell substantially all of its assets to another Bank, firm, or person unless such succeeding or continuing Bank, firm, or person agrees to assume and discharge the obligations of the Bank under this Agreement.

8.8 Entire Agreement. This Agreement constitutes the entire agreement between the Bank and the Executive as to the subject matter hereof. No rights are granted to the Executive by virtue of this Agreement other than those specifically set forth herein.

8.9 Administration. The Bank shall have powers which are necessary to administer this Agreement, including but not limited to:

8.9.1	Interpreting the provisions of the Agreement;

8.9.2	Establishing and revising the method of accounting for the Agreement;

8.9.3	Maintaining a record of benefit payments; and

8.9.4	Establishing rules and prescribing any forms necessary or desirable to administer the Agreement.

8.10 Named Fiduciary. For purposes of ERISA, if applicable, the Bank shall be the named fiduciary and plan administrator under the Agreement. The named fiduciary may delegate to others certain aspects of the management and operation responsibilities of the plan including the employment of advisors and the delegation of ministerial duties to qualified individuals.

8.11 Reimbursement of Expenses in Enforcing Rights. All reasonable costs and expenses, including, without limitation, fees and disbursements of actuaries, accountants and counsels incurred by the Executive in seeking in good faith to enforce rights pursuant to this Agreement that are denied by the Bank shall be paid on behalf of or reimbursed to the Executive promptly by the Bank after it is established that the benefit denial was wrongful. Except in the case of a Change in Control, the Executive shall be responsible to reimburse the Bank for amounts expended by the Bank under this Section if an enforcement action is initiated by the Executive hereunder and the Executive does not substantially prevail on any substantial merits of such enforcement action.

8.12 Specified Employee Limitation. In the event that the stock of the Bank or of any affiliate of the Bank becomes tradable on an established securities market or otherwise, then, if the Executive is a Specified Employee, to the extent required under section 409A of the Code, any payment made hereunder following a Termination of Employment death shall be made no earlier than the date which is six (6) months after the Executive’s Termination of Employment date. For purposes of the preceding sentence, Specified Employee shall mean, with respect to the Bank or such affiliate, a “key employee” as defined in Code section 416(i) (without regard to paragraph (5) thereof).

8.13 Rabbi Trust Following Change in Control. If, at any time, the Bank’s Board of Directors reasonably believes that a Change in Control is likely to occur within thirty (30) days, then the Board of Directors shall direct that, before any such Change in Control becomes effective, cash or property having a value at least equal to the present value of benefits that would be payable upon or following the occurrence of a Change in Control shall be contributed to a trust satisfying the requirements of the Internal Revenue Service Revenue Procedure 92-64, as amended, which trust has a competent institutional trustee that is independent of the Bank and of any other party, directly or indirectly, to the Change in Control transaction. Any such trust shall be irrevocable, except that the trust shall become revocable if, within one year following the establishment of such trust (or earlier as agreed by the Executive), the Change in Control has not occurred and no Change in Control is then reasonably imminent.

8.14 Prohibited Acceleration/Distribution Timing. This Section shall take precedence over any other provision of the Agreement to the contrary. If the timing of any distribution election would result in any tax or other penalty (other than ordinarily payable Federal, state or local income or payroll taxes), which tax or penalty can be avoided by payment of the distribution at a later time, then the distribution shall be made (or commence, as the case may be) on the first date on which such distributions can be made (or commence) without such tax or penalty; except to the extent that Code Section 409A requires that this Section be disregarded because it purports to nullify Agreement terms that are not in compliance with Code Section 409A. Any payment made under this Agreement shall be made on or during the period after the payment date or event specified herein; or, if later, by the date that is no later than (i) the later of the last day of the calendar year in which the payment date or event occurs or the fifteenth (15th) day of the third (3rd) calendar month following the date of the payment date or event, or (ii) the last day of such other, extended period as the IRS may prescribe, such as in the case of disputed payments or refusals to pay, provided the conditions of such extension have been satisfied. If the Executive experiences a Termination of Employment and later is rehired, his distributions hereunder may not be suspended.

8.15 Aggregation of Employers. If the Bank is a member of a controlled group of corporations or a group of trades or business under common control (as described in Code §414(b) or (c) (but substituting a fifty percent (50%) ownership level for the eighty percent (80%) ownership level set forth in those Sections)), all members of the group shall be treated as a single employer for purposes of whether there has occurred a Termination of Employment and for any other purposes under the Agreement as Section 409A shall require.

8.16 Aggregation of Plans. If the Bank offers other non-account balance deferred compensation plans or agreements in addition to this Agreement, those plans and agreements together with this Agreement shall be considered as a single plan to the extent required under Code Section 409A for any purposes under the Agreement as Code Section 409A shall require.

IN WITNESS WHEREOF, the Executive and a duly authorized Bank officer have signed this Agreement.

EXECUTIVE:	BANK: FAIRFIELD COUNTY BANK, MHC

/s/ Daniel L. Berta	By:	/s/ Gary C. Smith
[NAME OF EXECUTIVE]	Title:	President and CEO
Daniel L. Berta

SCHEDULE A

Assumptions for Benefit Valuation

•	Effective Date of 1/1/2009

•	Mortality table is the GAM-94 Basic table

•	6.50% Discount Rate

•	2009 Pay $338,625

•	5.50% Pay Increase Scale

•	Normal Retirement Date of 12/1/2033

•	Benefit Payment Amount: 60% of Final Pay

•	Benefit Payment Structure: Life with 15 years certain

•	2032 Projected Pay at Normal Retirement Date $1,160,181

•	2033 Projected Annual Benefit at Normal Retirement Date $696,109

Berta